Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2006 Employee, Director and Consultant Stock Plan of Global Telecom & Technology, Inc. of our report dated April 7, 2006 (except for Note 2, as to which the date is August 21, 2006), with respect to the financial statements of Global Telecom & Technology, Inc. (formerly known as Mercator Partners Acquisition Corp.) as of December 31, 2005 and for the period from inception (January 3, 2005) to December 31, 2005 included in its Annual Report on Form 10-K.

/s/ J.H. Cohn LLP
Jericho, New York
December 12, 2006